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Exhibit 10.1
PRIVILEGED AND CONFIDENTIAL
COMMITMENT LETTER
$18,000,000 Senior Secured Term Loan Facility
March 30, 2011

Grubb & Ellis Company
Grubb & Ellis Management Services, Inc.
1551 North Tustin Avenue, Suite #300
Santa Ana, California 93705
Attention:	Michael J. Rispoli, Executive Vice President and Chief Financial Officer
Dear Mr. Rispoli:
     We are pleased to advise Grubb & Ellis Company (the “Parent”) and Grubb & Ellis Management Services, Inc., a direct subsidiary of the Parent (the “Borrower”), of the commitment of Colony Capital Acquisitions, LLC on behalf of certain affiliated investment vehicles and certain other affiliates (collectively, “Colony”) with respect to the financing of a senior secured term loan facility in favor of the Borrower in an aggregate principal amount equal to $18,000,000 (the “Facility”) on the principal terms and subject to the conditions set forth herein and in the Outline of Principal Terms and Conditions attached as Exhibit A (the “Term Sheet” and, together with this letter, the “Commitment Letter”).
Conditions to Our Commitment
     Our financing commitment and other obligations arising under or relating to the Commitment Letter and the Facility are made in reliance on and subject to satisfaction of each of the following conditions precedent: (i) compliance by each of the Borrower and Parent with the terms of the Commitment Letter; (ii) the satisfaction of each of the conditions set forth under the caption “Conditions Precedent to Closing Date” in the Term Sheet; (iii) our being satisfied that after the date hereof and prior to the Closing Date (as defined in the Term Sheet), there being no competing issues of debt securities or commercial bank or other credit facilities of the Parent or its subsidiaries being offered, placed, announced or arranged; and (iv) no Material Adverse Effect shall have occurred. For purposes of this Commitment Letter “Material Adverse Effect” shall mean any effect, change, claim, event or circumstance that has resulted in a material adverse effect on, (a) the business, properties, operations or financial condition of the Parent and its subsidiaries taken as a whole or the Borrower and its subsidiaries, taken as a whole, provided that a Material Adverse Effect shall not include: (i) effects resulting from (A) changes since the date of this Commitment Letter in general economic or political conditions or the securities, credit or financial markets worldwide (so long as such conditions do not materially adversely affect the Parent and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, in a materially disproportionate manner relative to the other participants in their industry taken as a whole), (B) changes since the date of this Commitment Letter in conditions generally affecting the industry in which the Parent and its subsidiaries or the Borrower and its subsidiaries, as applicable operate (so long as such conditions do not materially adversely affect the Parent and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, in a materially disproportionate manner relative to the other participants in their industry taken as a whole), (C) changes since the date of this Commitment Letter in generally accepted accounting principles or the interpretation thereof (so long as such conditions

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do not materially adversely affect the Parent and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, in a materially disproportionate manner relative to the other participants in their industry taken as a whole), (D) any acts of terrorism or war since the date of this Commitment Letter (so long as such conditions do not materially adversely affect the Parent and its Subsidiaries or the Borrower and its Subsidiaries, as applicable, in a materially disproportionate manner relative to the other participants in their industry taken as a whole), (E) any effect, change, claim, event or circumstance related to Daymark Realty Advisors, Inc. and its subsidiaries (collectively, “Daymark”); provided that neither the Parent nor any of its subsidiaries other than Daymark shall have been materially affected by any such effect, change, claim, event or circumstance, (F) any failure to meet internal projections or forecasts provided to Colony prior to the date of this Commitment Letter (including any publicly announced projections or forecasts) for any period, (G) any change resulting from, or litigation relating to, the transactions contemplated by this Commitment Letter (including any negative impact on the price of the Parent’s common stock as a result of the public announcement of the transactions contemplated by this Commitment Letter or the potential dilution caused or expected to be caused by the issuance of the warrants); provided that nothing contained in the clause (G) shall modify or affect any representation, warranty or condition contained in the loan agreements and (H) receipt of any notice from the NYSE in respect of delisting of the Parent’s common stock or failure to meet NYSE listing standards.
Information
     You hereby represent and warrant that (a) all information (other than projections) (the “Information”) that has been or will be made available to Colony by or on behalf of you or any of your representatives or affiliates, is or will be, when furnished, true and correct in all material respects and does not or will not, as the case may be, contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made after giving effect to all supplements thereto and (b) the projections that have been made or will be made available to Colony by or on behalf of you or any of your representatives or affiliates and that have been or will be made available to us or any Lender (as defined in the Term Sheet) in connection with the Facility have been or will be, as the case may be, prepared in good faith based upon assumptions believed by you to be reasonable at the time so made available (it being understood that projections by their nature are inherently uncertain and that actual results during the period or periods covered by any such projections may differ from the projected results, and such differences may be material). You agree to supplement the Information and the projections from time to time until the Closing Date so that the representation in the preceding sentence remains correct.
Expenses and Indemnification
     The Borrower and the Parent shall, jointly and severally, reimburse Colony from time to time following written demand promptly, and in any event within 10 business days following written demand, for all reasonable out-of-pocket fees and expenses previously and hereafter incurred in connection with the Commitment Letter, the Facility and the transactions contemplated herein (including without limitation reasonable fees and expenses of counsel, consultants and advisors (including the reasonable fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP), filing and recording fees and reasonable and documented costs and expenses of due diligence, travel, appraisal and audit) (the “Expenses”), whether or not the Facility is consummated or definitive credit documents are executed.
     The Borrower and the Parent shall, jointly and severally, indemnify and hold harmless Colony, each other Lender (as defined in the Term Sheet), and each of their respective agents, attorneys, accountants, advisors, consultants, directors, officers, employees, partners, affiliates and other representatives (each, an “Indemnified Party”) from and against any and all actions, suits, proceedings

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(including any investigations or inquiries), claims, damages, losses, costs, liabilities and expenses of any kind or nature whatsoever that may be incurred by or asserted or awarded against any Indemnified Party as a result of or arising out of or in connection with or by reason of (i) any matters contemplated by the Commitment Letter or any related transaction; or (ii) the Facility and any other financings, or any use made or proposed to be made with the proceeds thereof. The Borrower and the Parent further agree, jointly and severally, to reimburse each Indemnified Person upon demand for any legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including without limitation any inquiry or investigation) or claim (whether or not Colony or any such other Indemnified Person is a party to any action or proceeding out of which any such expenses arise). Notwithstanding the foregoing, the Borrower’s obligation to indemnify any Indemnified Person hereunder does not extend to any loss, claim, damage, expense or liability found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, the Borrower’s equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. Each of the Borrower and the Parent also agrees that no Indemnified Party shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower, or the Borrower’s subsidiaries or affiliates or to the Borrower’s or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence, willful misconduct or bad faith. Notwithstanding any other provision of this letter, no Indemnified Party shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnified Party as determined by a final and nonappealable judgment of a court of competent jurisdiction.
Other Activities of Colony
     Each Borrower agrees that Colony may employ the services of its affiliates, managed funds and affiliated-managed funds in connection with the Facility and the satisfaction of its obligations under the Commitment Letter, and such affiliates and funds will be entitled to the benefits afforded to and subject to the obligations of Colony hereunder. Notwithstanding their involvement in the Facility or the receipt of confidential information in connection herewith (but subject to the restrictions herein relating to the disclosure and handling of such confidential information), the Borrower understands and agrees that Colony and its respective affiliates, managed funds and affiliate-managed funds (i) may conduct other transactions for their or their affiliates’ own account or the account of customers in equity, debt, securities, derivatives and other financial instruments issued by or relating to the Borrower and its affiliates and representatives (and their respective affiliates) and other companies with which such persons may have a commercial or competitive relationship; and (ii) may provide investment advisory, financial advisory and other services to any of the Borrower and its affiliates and representatives (and their respective affiliates) or to persons and companies whose interests compete with those of the Borrower and its affiliates and representatives (and their respective affiliates).
     In connection with all aspects of each transaction contemplated by the Commitment Letter, each of the Borrower and the Parent acknowledges and agrees that: (i) the Facility and any related arranging or other services described in this letter is an arm’s-length commercial transaction between the Borrower and

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its affiliates, on the one hand, and Colony, on the other hand, as the case may be, and the Borrower is capable of evaluating and understanding and understands and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with the transaction contemplated hereby and the process leading to such transaction, Colony is and has been acting solely as a principal and, except as expressly set forth in the Commitment Letter, is not acting as an advisor, agent or fiduciary for the Borrower or any of its affiliates, stockholders, creditors or employees or any other party; (iii) Colony has not assumed and will not assume an advisory, agency or fiduciary responsibility in the Borrower’s or its affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Colony has advised or is currently advising the Borrower or its affiliates on other matters) and Colony has no obligations to the Borrower or its affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in the Commitment Letter and as may be set forth in definitive documentation for the Facility; (iv) Colony and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from the Borrower and its affiliates and Colony has no obligation to disclose any of such interests by virtue of any fiduciary, agency or advisory relationship; and (v) Colony has not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent the Borrower has deemed appropriate. Each of the Parent and the Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against Colony based upon or relating to any allegation that Colony owes the Borrower and its affiliates and representatives (and their respective affiliates) any fiduciary duty with respect to any of the transactions contemplated hereby, and agrees, to the fullest extent permitted by law, that neither Colony, nor any of its respective affiliates, managed funds or affiliate-managed funds will have any liability (whether direct or indirect) in respect of any claim for breach of fiduciary duty to any such person or any other person with respect to any of the transactions contemplated hereby, including any stockholders, employees or creditors asserting a claim derivatively, in any such person’s name or otherwise on its behalf.
Confidential Nature of the Commitment Letter
     Except as required by applicable law or pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee, each of the Parent and the Borrower shall maintain as confidential the terms or conditions of the Commitment Letter and the terms, conditions, provisions and documentation of the Facility. Without limiting the foregoing, the Commitment Letter may not be disclosed in whole or in part to any person or entity other than the Parent’s and the Borrower’s and their subsidiaries’ respective directors, employees, accountants, attorneys and professional advisors in connection with the establishment of the Facility on a confidential basis, without Colony’s prior written consent. The parties acknowledge that, pursuant to the Parent’s obligations under applicable law, the Commitment Letter is anticipated to be filed with the Parent’s reports under the Securities Exchange Act of 1934, as amended.
Termination of Our Commitment
     The Commitment Letter shall terminate unless accepted by the Parent and the Borrower on or before 5:00 p.m. (New York time) on March 30, 2011 by signing below and returning this letter, so signed, to Colony.
     This letter is subject solely to the terms and conditions set forth herein and in the Term Sheet attached hereto. Any extension of credit will occur only upon satisfaction of all conditions precedent to the Closing Date described in the Commitment Letter on or before May 1, 2011. Colony’s commitments and the other obligations under the Commitment Letter shall terminate in their entirety automatically without further notice or action on May 1, 2011 unless the Closing Date occurs on or before such date.

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     The obligations of the Borrower and its affiliates and representatives (and their respective affiliates) under the sections of the Commitment Letter entitled “Expenses and Indemnification,” “Other Activities of Colony,” “Confidential Nature of the Commitment Letter,” “Syndication,” and, to the extent applicable, “Governing Law, Etc.” and “Miscellaneous” will survive the termination of our commitment and obligations. Notwithstanding the foregoing, all of the Borrower’s reimbursement, indemnification and confidentiality obligations set forth in this letter and the Term Sheet shall remain in full force and effect regardless of whether any definitive documentation for the establishment of the Facility shall be executed and notwithstanding the termination of this letter or any undertaking hereunder.
Syndication
     Colony shall have the right to syndicate all or part of the Facility to investment vehicles controlled by Colony and to limited partners (or their affiliates) of such investment vehicles (each such party, a “Lender”). The Parent and the Borrower grant Colony permission to share confidential information of the Parent and the Borrower provided to Colony with each Lender, including the limited partners or equivalent thereof, in each case on a confidential basis.
Right of First Offer
     If, at any time during the period from the date hereof to the date on which the warrants expire or otherwise cease to be outstanding, you or any of your affiliates propose to enter into any debt financing transaction, then you agree to provide Colony with a reasonable opportunity to provide such debt financing prior to seeking to raise any such debt financing from any other party. If Colony makes an offer to provide such debt financing within 14 days after you have provided Colony a notice of such proposed financing, you shall not enter into a debt financing transaction with any other person within the 60-day period following such offer unless the terms of such debt financing are, on the whole, economically superior to you in relation to the terms offered by Colony. If you have not entered into a financing transaction within such 60-day period, you shall restart the procedures of this paragraph. The provisions of this paragraph shall not apply to any debt financing in connection with a Change of Control (to be defined the loan agreements).
Governing Law, Etc.
     THIS LETTER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAW PROVISIONS. Each of the Parent and the Borrower hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any state or Federal court sitting in the Borough of Manhattan over any suit, action or proceeding arising out of or relating to the transactions contemplated hereby, the Commitment Letter or the performance of services hereunder. Each of the Borrower and the Parent agrees that service of any process, summons, notice or document by registered mail addressed to the Borrower or the Parent, as applicable, shall be effective service of process for any suit, action or proceeding brought in any such court. Each of the Borrower and the Parent hereby irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any inconvenient forum. Each party hereto agrees that a final judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions.
     EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY SUCH SUIT, ACTION, OR PROCEEDING AMONGST OR BETWEEN THE BORROWER, THE PARENT AND COLONY OR ANY OTHER LENDER.

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     Each of the Borrower and the Parent hereby irrevocably and unconditionally agrees that, to the fullest extent permitted by New York law, Colony will not be liable to the Borrower or any of its affiliates for any special, consequential or similar damages relating to the Commitment Letter or the transactions contemplated hereby or on any cause of action based on promissory estoppel, detrimental reliance or a similar theory of relief, in each case regardless of whether or not damages or reliance was foreseeable.
     Colony hereby notifies the Borrower and the Parent that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Patriot Act”)), Colony and each other Lender may be required to obtain, verify and record information that identifies the Borrower and the Parent, which information may include the Borrower’s and the Parent’s name and address and other information that will allow Colony and each other Lender to identify the Borrower and the Parent in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each of Colony and any other Lender.
Miscellaneous
     This letter may not be assigned or transferred by the Borrower without the prior written consent of Colony, and any attempted assignment without such consent shall be void. The Commitment Letter may not be amended or any provision thereof waived or modified except by an instrument in writing signed by the Parent, the Borrower and Colony. This letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto, their affiliates to the extent expressly provided in the Commitment Letter and the Indemnified Persons.
     All amounts payable by the Borrower or the Parent under the Commitment Letter will be made in U.S. dollars and shall not be subject to counterclaim or set-off for, or be otherwise affected by, any claim or dispute relating to any other matter. In addition, all such payments shall be made without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or other taxing authority, or will be grossed up by the Borrower for such amounts.
     The Commitment Letter (including the Term Sheet) sets forth the entire agreement between the parties with respect to the matters addressed herein and supersede all prior communications, written or oral, with respect hereto. If any provision of the Commitment Letter is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of the Commitment Letter will not in any way be affected or impaired thereby.
     The agreements of Colony hereunder are made solely for the benefit of the Borrower and may not be relied upon or enforced by any other person. Please note that those matters that are not covered or made clear in the Commitment Letter are subject to mutual agreement of the parties.
     If the foregoing is in accordance with your understanding of our agreement, please sign this letter in the space indicated below and return it to Colony at the address set forth below, no later than 5:00 p.m., New York time, on March 30, 2011. This letter may be executed in any number of counterparts, each of which, when so executed, shall be deemed to be an original and all of which, taken together, shall constitute one and the same letter. Delivery of an executed counterpart of a signature page to this letter by electronic transmission shall be as effective as delivery of an original executed counterpart of this letter.
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     We look forward to working with you on this transaction and continuing our mutually beneficial relationship.

COLONY CAPITAL ACQUISITIONS, LLC

By:	/s/ Todd Sammann

Name:	Todd Sammann
Title:	Authorized Signatory

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The foregoing is agreed to and accepted
this 30th day of March 2011

GRUBB & ELLIS COMPANY

By:	/s/ Thomas P. D’Arcy

Name:	Thomas P. D’Arcy
Title:	President and CEO

GRUBB & ELLIS MANAGEMENT SERVICES, INC.

By:	/s/ Thomas P. D’Arcy

Name:	Thomas P. D’Arcy
Title:	President

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Grubb & Ellis Management Services, Inc.
Outline of Principal Terms and Conditions for Senior Secured Term Loan Facility (the “Term Sheet”)

BORROWER:	Grubb & Ellis Management Services, Inc. (the “Borrower”), a Delaware corporation (and wholly owned subsidiary of the Parent Guarantor (defined below)).
LENDER:	Colony Capital Acquisitions, LLC and/or one or more of its affiliates.
GUARANTORS:	Grubb & Ellis Company, a Delaware corporation (the “Parent Guarantor”), and each direct or indirect domestic subsidiary of the Parent Guarantor (the “Subsidiary Guarantors” and collectively with the Borrower and the Parent Guarantor, the “Loan Parties”). Daymark Realty Advisors, Inc. and each of its applicable subsidiaries shall be released from its guaranty, and security interests in the Collateral granted by Daymark Realty Advisors, Inc. and each of its applicable subsidiaries shall be released, upon a permitted sale of any such entity, subject to satisfaction of certain conditions to be agreed (e.g., intercompany payable termed out to a five-year note, reasonable indemnification, no retained liabilities, etc.), as certified in a certificate delivered by the CEO, CFO and GC.
FINANCING FACILITY:	An aggregate $18,000,000 senior secured multiple draw term loan facility (the “Financing Facility”).
Aggregate term loans (the “Loans”) under the Financing Facility shall be limited to an amount at any time outstanding not to exceed:
(i) prior to May 15, 2011, the lesser of: (A) $9,000,000 and (B) 100% of the eligible accounts receivable of the Borrower and the Parent Guarantor, and

(ii) thereafter, the lesser of: (A) $18,000,000 and (B) 100% of the eligible accounts receivable of the Borrower and the Parent Guarantor (in each case, the “Formula Amount”).

Loans may be requested in a minimum principal amount of $4,000,000. Loans may be requested to be made on at least twelve business days’ prior written notice to Lender (which notice may be provided to the Lender prior to the Closing Date) and on no more than two occasions over the term of the Financing Facility; provided that if all conditions precedent to the Closing Date referred to herein and in the Commitment Letter to which this Term Sheet is attached have been satisfied prior to the date that is twelve business days after provision of such notice, the Lender shall use commercially reasonable efforts to then fund such requested borrowing if the funds have been made available to the Lender for such purposes.
MATURITY DATE:	The Financing Facility shall terminate on March 1, 2012 (the “Maturity Date”).
MANDATORY	Mandatory: The Loans shall be prepaid to the extent that the aggregate

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AND OPTIONAL PREPAYMENT:	outstanding principal amount of Loans exceeds the Formula Amount. In addition, mandatory prepayments (subject to thresholds, carve-outs and reinvestment rights to be agreed upon) will be included in the definitive loan documentation in connection with the sale of assets of any Loan Party or any of its subsidiaries (other than (i) certain sales of assets in the ordinary course and (ii) permitted sales of Daymark Realty Advisors, Inc. and its subsidiaries or its businesses so long as the cash proceeds from such sales in this clause (ii) are deposited in a bank account subject to the Lender’s “control”) or incurrence of debt (other than permitted debt).
Optional: The Borrower may prepay the Loans, in whole at any time or in part from time to time. Any amounts prepaid or repaid may not be reborrowed.

Prepayment Premium. In the event of any prepayment or reduction or termination all or any portion of the Loans prior to the Maturity Date, the Borrower shall pay to the Lender an amount (any such amount paid by the Borrower, the “Prepayment Premium”) equal to (i) 4.00% (if only the first draw has been made under the Loans), or 2.00% (if the second draw has been made under the Loans) times (ii) the amount of the reduction of the Commitment or prepayment of Loans on such date; provided that, no Prepayment Premium shall be required to be paid in connection with any prepayment required as a result of a Change of Control (to be defined) pursuant to which the price paid for the common stock of the Parent Guarantor is equal to or greater than $1.10 per share.

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CLOSING DATE:	The first date on which all conditions precedent to the initial funding of Loans set forth in definitive loan documentation satisfactory to the Lender (the “Loan Documents”) shall have been satisfied, which shall be no later than May 1, 2011 (the “Closing Date”).
COLLATERAL:	All obligations of the Borrower to the Lender shall be secured by a perfected, first priority lien (subject to permitted liens) on and security interest in substantially all of the assets of each Loan Party now owned and hereafter acquired assets, including, without limitation, personal property, fixtures, accounts, inventory, equipment, documents, general intangibles, payment intangibles, contract rights, chattel paper, instruments, investment property, commercial tort claims, trademarks, copyrights, patents and other intellectual property, certain material deposit accounts (to be determined), cash and cash equivalents and all other assets and property of each Loan Party, real and personal, tangible and intangible, and all proceeds thereof, including, without limitation, all of the capital stock or other equity interests of each subsidiary of each Loan Party (the “Collateral”); provided that the Collateral shall not include (i) more than 65% of the equity of any first-tier foreign subsidiaries or any equity of any non-first tier foreign subsidiary, (ii) leasehold real property and immaterial fee-owned property, (iii) vehicles, to the extent perfection of a lien thereon is subject to a notation on a certificate of title, and (iv) other assets for which the costs of obtaining a security interest therein are materially excessive in relation to the benefit to be afforded thereby as reasonably determined by the Lender.
INTEREST:	The Loans shall bear interest at a rate per annum equal to 11%, increasing by an additional 0.50% at the end of each three-month period subsequent to the Closing Date for so long as any Loans are outstanding.
All interest and fees shall be computed on the basis of a year of 360 days for the actual days elapsed. If any event of default shall occur and be continuing, interest shall accrue at a rate per annum equal to 2.00% in excess of the rate of interest otherwise in effect. All interest shall accrue from the Closing Date and shall be payable in cash monthly in arrears, provided that (i) interest that accrues at the default rate may, at Lender’s option, be payable on demand, and (ii) the Borrower may elect, upon prior written notice to the Lender, in lieu of cash interest payments to allow interest to accrete to the principal amount of the Loan. In the event of any election to accrete interest, the Parent shall issue the Additional Warrants (as defined below).
CASH MANAGEMENT:	All proceeds of accounts, inventory and other Collateral of the Borrower shall be deposited in cash management account under the control of the Lender, or in accounts that, at intervals to be determined, are swept into such accounts; provided that, so long as no event of default has occurred and is continuing, all deposits in such cash management account shall remain available to the Borrower for disbursement.
CLOSING FEE:	$180,000.00 (1.00% on the principal amount of the aggregate commitments in respect of the Financing Facility), earned in full, non-refundable and payable on the Closing Date.

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CLOSING DATE WARRANTS:	Warrants exercisable to purchase 6,712,000 shares of common stock of the Parent Guarantor (the “Common Stock”), subject to adjustment as described below, shall be issued by the Parent Guarantor to the Lender or its designee on the Closing Date (the “Closing Date Warrants”).
ADDITIONAL WARRANTS:	In the event that the Borrower elects to accrete any interest payments due in respect of the Loans, on each such payment date, the Parent shall issue to the Lender warrants to purchase a number of shares (not less than zero) equal to the product of (i) the number of Closing Date Warrants and (ii) a ratio equal to (x) the then outstanding principal amount of Loans on any date of repayment of principal (a “Repayment Date”) (including all accreted amounts but without giving effect to the payments made on such Repayment Date) less the aggregate principal amount of Loans funded by the Lender over (y) the aggregate principal amount of Loans funded by the Lender (the “Additional Warrants” and together with the Closing Date Warrants, the “Warrants”), such warrants to be issued on the applicable Repayment Date.
EXERCISE; EXERCISE PRICE:	The Warrants shall have an exercise price equal to $0.01 per share, but shall be exercisable only if (i) in the event of a Fundamental Change, the price paid for the Common Stock is equal to or greater than $1.10 per share (subject to customary adjustments), or (ii) the VWAP of the Common Stock for any consecutive 30 day period is equal to or greater than $1.10 per share. The Warrants shall be exercisable, at the option of the holder of such Warrant, paying the exercise price in cash, pursuant to a “cashless exercise” of the Warrant or by reduction of the principal amount of Loans payable to the holder of such Warrant (with each $1,000 of exercise price being equated to reduction of $1,000 principal amount of the Loans) or by a combination of the foregoing methods.
TERM OF WARRANTS:	Three years from the Closing Date.
REGISTRATION RIGHTS:	The Lender shall benefit from customary demand and piggy-back registration rights with respect to the Warrants and the shares underlying the Warrants. The Borrower and the Parent Guarantor shall pay all expenses in connection with the exercise of the registration rights, including underwriters’ discounts and commissions and transfer taxes.
ADJUSTMENTS:	The number of shares of Common Stock issuable upon exercise of each Warrant will be subject to customary adjustment for certain events, including without limitation stock splits (including reverse stock splits), combinations, stock dividends, issuances of new shares below the exercise price and certain distributions to stockholders.
CONDITIONS PRECEDENT TO CLOSING DATE:	The effectiveness of the Credit Agreement and the obligation of the Lender to make the initial Loans under the Financing Facility on the Closing Date will be subject to the conditions precedent set forth in the Commitment Letter and other customary conditions precedent including, without limitation, the following conditions precedent (which shall constitute the material conditions precedent):
(a) Execution and delivery by each of the Loan Parties of appropriate legal documentation in form and substance satisfactory to the Lender.

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	(b)	The Lender shall have been granted a perfected, first priority lien (subject to permitted liens) on all Collateral.
	(c)	Opinions from the Loan Parties’ counsel (including, without limitation, local counsel for each material subsidiary of the Parent) as to such matters as the Lender and its counsel may reasonably request.
	(d)	Each Loan Party shall be in good standing in its state of organization.
	(e)	All required corporate or other organizational consents and approvals and customary secretary’s certificates, solvency certificate (solely with respect to the Borrower and the Parent Guarantor), notice of borrowing and officer’s certificates.
	(f)	No default or event of default shall exist under any Loan Document related to the Financial Facility.[1]
	(g)	The Lender shall have received a borrowing base certificate and such financial and other customary information regarding the Loan Parties as the Lender may reasonably request.
	(h)	The Borrower shall have a net worth of no less than $20,000,000 as of the Closing Date.
	(i)	The issuance by the Parent Guarantor of the Closing Date Warrants and execution of definitive documentation satisfactory to the Lender in connection therewith.
	(j)	Payment of all fees and expenses.
	(k)	The accuracy in all material respects of all representations and warranties.
	(l)	After giving effect to the requested borrowing, the aggregate outstanding principal amount of Loans shall not exceed the Formula Amount.
CONDITIONS TO ANY SECOND BORROWING UNDER THE FINANCING FACILITY:	The obligation of the Lender to make any second borrowing of Loans under the Financing Facility after the Closing Date will be subject to the following conditions precedent:
	(a)	The accuracy in all material respects of all representations and warranties.
	(b)	Delivery of a notice of borrowing.
	(c)	No default or event of default shall exist under any Loan Document.[2]
	(d)	After giving effect to the requested borrowing, the aggregate outstanding principal amount of Loans shall not exceed the Formula Amount.

[1]	For purposes of this clause (f), a default or event of default shall not include any default or event of default arising pursuant to a default (other than (i) a payment default with respect to the obligations thereunder and (ii) any default or event of default that results in an acceleration event) under the Parent Guarantor’s Indenture, dated as of May 7, 2010, between U.S. Bank National Association and the Parent Guarantor (“Indenture Non-Payment/Acceleration Default”).

[2]	For purposes of this clause (c), a default or event of default shall not include any Indenture Non-Payment/Acceleration Default.

PRIVILEGED AND CONFIDENTIAL

CONDITIONS SUBSEQUENT:	The obligation of the Lender to maintain the outstanding Loans under the Financing Facility will be subject to following conditions subsequent, to be satisfied after the date of the initial funding of the Loans (the specific timing of delivery to be determined):
(a) UCC, tax and judgment lien searches and other appropriate evidence, evidencing the absence of any other liens on the Collateral, other than certain existing liens and other permitted liens to be agreed (to the extent not delivered on or prior to the Closing Date after use of commercially reasonable efforts to deliver such searches and evidence on or prior to the Closing Date).
(b) Insurance satisfactory to the Lender; such insurance to include liability insurance for which the Lender will be named as an additional insured and property insurance with respect to the Collateral for which the Lender will be named as loss payee.
(c) Receipt by the Lender of Control Agreements with respect to the deposit accounts of the Loan Parties (in form and substance reasonably satisfactory to the Lender).
(d) Collateral access agreement with respect to the Borrower’s corporate headquarters, to the extent commercially reasonable.
REPRESENTATIONS AND WARRANTIES:	Usual and customary representations and warranties (to be applicable to the Parent Guarantor and its subsidiaries), in each case with appropriate qualifiers and baskets to be agreed.
COVENANTS:	Usual covenants (to be applicable to the Parent Guarantor and its subsidiaries), in each case, subject to customary carevouts, baskets and exceptions to be agreed, including, but not limited to, provision of financial statements, notices of litigation, notices with respect to the defaults and other information, and limitations with respect to liens and encumbrances, indebtedness, dispositions (which shall permit dispositions of Daymark Realty Advisors, Inc. and its subsidiaries and their businesses, subject to satisfaction of certain conditions to be agreed (e.g., intercompany payable termed out to a five-year note, reasonable indemnification, no retained liabilities, etc.), as certified in a certificate delivered by the CEO, CFO and GC), dividends and certain other payments, guarantees, consolidations and mergers, investments, capital expenditures, loans and advances, change in nature of business, transactions with affiliates and prepayment of other indebtedness.
Notwithstanding the foregoing, dividends shall be permitted by the Borrower to the Parent Guarantor from time to time, so long as after giving effect thereto, the net worth of the Borrower exceeds $25,000,000.
Financial Covenant: The net worth of the Borrower, as on the last day of each fiscal quarter after the Closing Date, shall be no less than $20,000,000.

PRIVILEGED AND CONFIDENTIAL

Financial reporting: (i) quarterly, internally prepared, financial statements, (ii) monthly, internally prepared, financial statements (as soon as practicable but in any event commencing 90 days after closing), and (iii) certain other customary collateral reporting (including monthly borrowing base certificates).
EVENTS OF DEFAULT:	Usual events of default (to be applicable to the Parent Guarantor and its subsidiaries), subject to customary exceptions, carveouts and cure periods to be agreed, including, but not limited to, payment, cross-default (other than an Indenture Non-Payment/Acceleration Default), violation of covenants, breach of representations or warranties, bankruptcy or insolvency, invalidity of any provision of any Loan Document, invalidity of lien on any Collateral, judgment, the aggregate outstanding principal amount of Loans exceeding the Formula Amount and Change of Control.
GOVERNING LAW:	All documentation in connection with the Financing Facility shall be governed by the laws of the State of New York.
OUT-OF-POCKET EXPENSES FOR FINANCING FACILITY:	The Borrower shall pay on demand all reasonable fees, out of pocket costs and expenses of the Lender (including reasonable legal fees, audit fees, appraisal and valuation fees, search fees, filing fees, and documentation fees and expenses), incurred in connection with the Financing Facility.
EXCLUSIVITY:	Parties will negotiate exclusively with respect to a possible acquisition of the Parent Guarantor and its subsidiaries (other than Daymark and its subsidiaries) (the “Transaction”). Such exclusivity shall expire 60 days from the date of execution of the Commitment Letter.
The Loan Parties shall reimburse Lender and its affiliates for all reasonable out of pocket expenses (up to $1,500,000) incurred with respect to negotiations, discussions, due diligence and documentation regarding the Transaction.

PRIVILEGED AND CONFIDENTIAL

MARKET CHECK:	In the event that the parties (which for purposes of this section shall include any designee of Lender party to the purchase agreement) reach a definitive agreement with respect to the Transaction, the parties agree that such agreement shall contain the following terms:
(1) The Parent Guarantor shall have the right to solicit alternative buyers for a period of 25 business days from the date of execution;
(2) The Parent Guarantor shall keep Lender reasonably informed as to the identity and terms of any offer received during the “Market Check Period”;
(3) The Parent Guarantor shall have the right to terminate the purchase agreement with the Lender to enter into a purchase agreement with a party making an offer during the Market Check Period based on the following conditions being met (a) the board of directors of the Parent Guarantor shall have determined that such transaction is superior from a financial point of view to the Parent Guarantor’s stockholders and has financing that is at least as committed as the financing arrangements of the Lender, (b) that failure to enter into such transaction would be a breach of the board’s fiduciary duties, (c) Lender shall have been given 24 hours notice of such termination and the right to match such offer, and (d) Parent Guarantor shall pay to Lender a termination fee equal to 1% of equity value, plus reimbursement of out-of-pocket expenses; and
(4) Following the termination of the Market Check Period, customary no shop and fiduciary out, with a termination fee equal to 3% of equity value payable upon termination.